10f-3 REPORT

SMITH BARNEY EQUITY FUNDS
SMITH BARNEY SOCIAL AWARENESS FUND

August 1, 2004 through January 31, 2005

	  Trade				                       %  % of
Issuer	  Date	   Selling Dealer         Amount     Price  Fund Issue(1)

FNMA	  9/15/04  Deutche Bank Securities $2,000,000 $99.748  0.05 0.06A

Sales Tax 10/28/04 Lehman Brothers         $1,000,000 $100.000 0.05 0.38B
Assets Rec.
Corp.



(1) Represents purchases by all affiliated funds and discretionary accounts;
     may not exceed 25% of the principal amount of the offering.
A- Includes purchases of $460,000 by other Smith Barney mutual funds. B- Includes purchases of $6,250,000 by other Smith Barney mutual funds.